Exhibit (a)(3)(ii)

FIRST COMMERCE COMMUNITY BANKSHARES, INC.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned shareholder hereby appoints William C. Lumpkin, Jr. and Tom D. Richey, and each or either one of them, with full power of substitution, as Proxies to represent and to vote, as designated below, all the shares of common stock of First Commerce Community Bankshares, Inc. (the “Company”), held of record by the undersigned on November 19, 2004, at the Annual Meeting of Shareholders (the “Annual Meeting”) to be held at the main office of the Company, located at 9464 Highway 5, Douglasville, Georgia on December 20, 2004, at 5:00 p.m. or any postponements or adjournments thereof.

1.	The proposal to amend the Company’s articles of incorporation to effect a reverse stock split, which would permit the Company to terminate its reporting requirements under the Securities Exchange Act of 1934 and become privately held..

☐ FOR	☐ AGAINST	☐ ABSTAIN

2.	Election of the following nominees to the Board of Directors for the terms indicated below.

Nominees:	Richard W. Kinsey, MD, William C. Lumpkin, Jr., J. David McDade, Phil D. Miller and Paul T. Price, Jr. for terms expiring at the 2007 Annual Meeting of Shareholders.

Each Nominee shall hold office until the term of the class of directors for which he has been elected expires and until his successor is duly elected and qualified, or until his earlier death, resignation, incapacity to serve, or removal.

☐	For all Nominees listed above (except as marked to the contrary below)	☐	Withhold Authority to vote for all Nominees listed above

Instructions: To withhold authority to vote for any individual Nominee, write that Nominee’s name in the following space provided:

3.	In their discretion, the Proxies are authorized to vote upon such of the matters as may properly come before the Annual Meeting or any postponements or adjournments thereof.

This Proxy revokes all prior proxies with respect to the Annual Meeting and may be revoked prior to its exercise. No proposal above is conditioned on or related to any other proposal.

Please sign exactly as name appears below. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE DIRECTOR NOMINEES NAMED IN PROPOSAL 1, FOR PROPOSALS 2 AND IN THE DISCRETION OF THE PERSONS NAMED AS PROXIES ON ALL OTHER MATTERS WHICH MAY PROPERLY COME BEFORE THE ANNUAL MEETING OR ANY POSTPONEMENTS OR ADJOURNMENTS THEREOF.

DATED:
Signature
PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY PROMPTLY USING THE ENCLOSED ENVELOPE
Signature (if held jointly)